AGREEMENT AND PLAN OF MERGER

AMONG

DATAMEG CORPORATION,

C.COM ACQUISITION CORP.

AND

COMPUTER CTR.COM, INC.,

AND

JOHN O’CONNELL, AND

JOHN DEXTER,

June 12, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 12, 2007 (the "Agreement Date") by and among DATAMEG CORPORATION, a Delaware corporation ("Parent"), C.COM ACQUISITION CORP., a Massachusetts corporation that is a wholly-owned subsidiary of Parent ("Sub"), and COMPUTER CTR.COM, INC., a Massachusetts corporation ("Company"), John O’Connell and John Dexter (collectively, the "Principal Shareholders").

RECITALS

A. The parties intend that Sub will be merged with and into the Company in a reverse triangular merger, with the Company continuing as the surviving corporation (the "Merger"), all pursuant to the terms and conditions of this Agreement and applicable law.

B. The Boards of Directors of Parent, Sub and Company have determined that the Merger is in the best interests of their respective companies and shareholders, have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Upon the Effective Time of the Merger, and subject to the terms and conditions hereof, (i) the shares of capital stock and warrants of Company that are outstanding immediately prior to the effectiveness of the Merger will be converted into cash and shares of Common Stock of Parent, (ii) options and other rights to purchase Company capital stock that are outstanding immediately prior to the effectiveness of the Merger will be cancelled, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 Conversion of Shares.

1.1.1 Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation (as defined below).

"Effective Time" means the date and time on which the Merger first becomes legally effective under the laws of the Commonwealth of Massachusetts as a result of the filing with the Secretary of the Commonwealth of the Articles of Merger (the "Articles of Merger") and any required related certificates pursuant to, and in conformity with, the requirements of Chapter 156D, Section 11.06 of the Massachusetts General Laws ("Massachusetts Law").

1.1.2 Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock held by a Company Shareholder that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted, pro rata with all other Company Shareholders, into and represent the right to receive the same pro rata percentage interest in a total of 1,500,000 whole shares of Parent Unregistered Common Stock which amount represents the Sales Price, to wit: John O’Connell shall receive 750,000 shares of Parent Unregistered Common Stock and John Dexter shall receive 750,000 shares of Parent Unregistered Common Stock in exchange of all outstanding shares of the Company.

1.2 Delivery of Stock. At the Effective Time, Parent will deliver the shares of Parent Common Stock the Company Shareholders in the Merger upon conversion of their Company Stock pursuant to Section 1.1.2 above, 1,200,000 shares of Parent Common Stock otherwise to be received by all Company Shareholders in the aggregate pursuant to the provisions of Section 1.1.2 Parent will deliver the certificates issued in the names of each Company Shareholder and the amount given in Section 1.1.2.

1.3 Effects of the Merger. At and upon the Effective Time of the Merger:

(a) the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") pursuant to the terms of this Agreement and the Plan of Merger;

(b) the Articles of Organization of Sub, as in effect immediately prior to the Effective Time, will be the Articles of Organization of the Surviving Corporation immediately after the Effective Time;

(c) the Bylaws of Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d) each share of Company Common Stock that is outstanding immediately prior to the Effective Time will be converted into shares of Parent Unregistered Common Stock as provided in this Article 1;

(3) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into a share of common stock of the Surviving Corporation as provided in Section 1.1.1;

(g) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Company immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Company immediately prior to the Effective Time;

(h) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Company immediately prior to the Effective Time; and

(i) the Merger will, from and after the Effective Time, have all the effects provided by applicable law.

1.4 Securities Law Issues. Parent shall issue the shares of Parent Common Stock to be issued to the Company Shareholders in the Merger pursuant to Section 1.1.2 pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D promulgated under the Securities Act and the exemption from qualification under the laws of the State of Massachusetts and other applicable state securities laws. Parent and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of shares of Parent Common Stock in the Merger.

1.5 Tax Consequences. The parties to this Agreement agree that the Merger shall be treated for all purposes as a taxable sale of stock by the Company Shareholders to Parent. Notwithstanding such agreement, it is understood that Parent makes no representations or warranties to Company or to any Company Shareholder or other holder of Company securities regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free plan of reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), or any of the tax consequences to any Company Shareholder or such holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Company and the Company Shareholders acknowledge that Company and the Company Shareholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

1.6 Further Assurances. If, at any time before or after the Effective Time, Parent believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then each party hereto and their respective officers and directors will execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders and Company represents and warrants to Parent that each of the representations, warranties and statements contained in the following sections of this Article 2 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date (as defined in Section 8.1 hereof).

2.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has continuously been in good standing under the laws of the state of Massachusetts at all times since its inception. Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company has delivered to Parent true and correct copies of its currently effective Articles of Organization and Bylaws. Company is not in violation of its Articles of Organization or Bylaws.

2.2 Subsidiaries. Company does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Company is not obligated to make nor bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

2.3 Power, Authorization and Validity.

2.3.1 Power and Authority. Each of the Principal Shareholders has the requisite capacity and authority, and the Company has all requisite corporate or other power and authority to enter into, execute, deliver and perform its respective obligations under, this Agreement and all Company Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company Shareholders holding a majority of the outstanding Company Common Stock and a majority of the outstanding shares of Company Preferred Stock.

2.3.2 No Consents. No consent, approval, permit, order, authorization from, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "Governmental Authority"), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Company or the Principal Shareholders to enable Company or the Principal Shareholders to lawfully execute and deliver, enter into, and to perform their obligations under, this Agreement and each of the Company Ancillary Agreements, and for Company to consummate the Merger except the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

2.3.3 Enforceability. This Agreement has been duly executed and delivered by the Company and the Principal Shareholders. This Agreement and each of the Company Ancillary Agreements are, or when executed by Company and the Principal Shareholders (if applicable) will be, valid and binding obligations of Company and the Principal Shareholders (if applicable), enforceable against Company and the Principal Shareholders (if applicable) in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.4 Capitalization of Company. The numbers of issued and outstanding shares of Company Stock held by each of the Company Shareholders represents a fifty percent ownership interest in the Company. As of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company. There are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company’s capital stock or obligating Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company’s capital stock, and there is no liability for dividends accrued but unpaid. There are no voting agreements, voting trusts or proxies applicable to any of Company’s outstanding capital stock or to the conversion of any shares of Company’s capital stock in the Merger pursuant to any agreement or obligation to which Company or any Principal Shareholder is a party or, to Company’s or any Principal Shareholder’s knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act or register or qualify under any state securities laws any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

2.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company or any Principal Shareholder, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Articles of Organization or Bylaws of Company, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company, the Principal Shareholders or any of its or their material assets or properties, or (b) except as set forth in Schedule 3.5 to the Company Disclosure Letter, require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, at and after the date hereof and including following the Effective Time, any agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, commitment (whether verbal or in writing), material instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction, obligation or Company Material Agreement (as defined in Section 3.11) to which the Company is a party or by which Company or any of its material assets or properties are bound or affected will continue to be in full force and effect without any breach or violation thereof. Neither Company’s or the Principal Shareholders’ entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

2.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) or any Principal Shareholder before any court, Governmental Authority or arbitrator, nor, to Company’s or the Principal Shareholders’ knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company or the Principal Shareholders. To Company’s or the Principal Shareholders’ knowledge, there is no basis for any person to assert a claim against Company or the Principal Shareholders based upon: (a) Company’s or the Principal Shareholders’ entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement, (b) any confidentiality or similar agreement entered into by Company; or (c) any claim that Company or the Principal Shareholders has agreed to sell or dispose all or any substantial portion of its assets or business or shares of Company Common Stock or Company Preferred Stock to any party other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (d) any wrongful failure by Company to issue any of its stock or other securities to any party; (e) any rights under any agreement among Company and the Company Shareholders; or (f) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote, other than the rights of the Company Shareholders with respect to the Company Common Stock and Company Preferred Stock shown as being owned by such persons on Schedule 3.4.1(a) hereof and the rights of holders of Company Options shown as being owned by such persons on Schedule 3.4.1(b) hereof.

2.7 Taxes. Company has timely filed all federal, state, local and foreign tax and information returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, except to the extent that an accrual or reserve for such taxes has been reflected in accordance with GAAP (as defined in Section 3.8) on the Balance Sheet (as defined in Section 3.8), has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all necessary estimated tax payments and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and Company has provided Parent with true and correct copies of such returns and reports. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company or any of the officers, employees or agents of Company in their capacity as such. Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding Company, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from Company have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreed to any extension of time for filing any tax return which has not been filed; and Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Company is not a "personal holding company" within the meaning of the Code. Company has not filed any election under Section 341(f) of the Code. Company has withheld all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. Since its inception, Company has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the "Regulations"), and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations.

2.8 Company Financial Statements. As a condition of the Close and not later than 60 days from the date of this Agreement, Company will delivered to Parent audited consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders’ equity for the fiscal years ended December 31, 2006, and 2005, which financials statement shall not be materially different from Company tax returns delivered to Parent in contemplation of this Merger (all such financial statements of Company and any notes thereto are hereinafter collectively referred to as the "Company Financial Statements").

2.9 Title to Properties. Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in Company’s business free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $10,000 in liabilities. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied. Company does not own and has never owned any real property.

2.10 Absence of Certain Changes. Since the Balance Sheet Date, Company has operated its business in the ordinary course consistent with its past practice, and since such date there has not been with respect to Company any:

(a) Material Adverse Change in Company;

(b) amendment or change in the Articles of Organization or Bylaws;

(c) incurrence, creation or assumption by Company of (i) any Encumbrance on any of the assets or properties of Company, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Sections 3.4.1 and 3.4.2 hereof, or any offer, issuance or sale by Company of any debt or equity securities of Company;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon the shareholder’s termination of employment or services with Company;

(f) payment or discharge by the Company of any liability of the Company or Encumbrance on any asset or property of the Company in an amount in excess of $10,000 for any individual liability or Encumbrance or $50,000 in the aggregate;

(g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Company;

(h) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

(j) change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company, or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews in the ordinary course of Company’s business consistent with its past practice and except as contemplated in this Agreement;

(k) change with respect to the management, supervisory or other key personnel of Company;

(l) obligation or liability incurred by Company to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to Company officers in the ordinary course of Company’s business consistent with its past practice;

(m) making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Company or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) entering into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practice; or any written or oral indication or assertion by the other party thereto of any material problems with Company’s services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

(o) assertion by any customer, advertiser, publisher or subscriber of Company or the Company Network of any complaint regarding Company’s services or products which, if substantiated, either individually or in the aggregate with all other such complaints, would be reasonably likely to have a Material Adverse Effect on Company;

(p) grant of any exclusive promotion, distribution or, sponsorship or other rights with respect to any portion of the Company Network;

(q) any agreement made by Company to provide exclusive services to any person or not to engage in any type of business activity;

(r) material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(s) entering into by Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company that involves in excess of $20,000 or that is not entered into in the ordinary course of Company’s business, or the conduct of any business or operations other than in the ordinary course of Company’s business consistent with its past practice; or

(t) any license, transfer or grant of a right under any Company IP Rights (as defined in Section 2.13 below), other than those licensed, transferred or granted in the ordinary course of Company’s business consistent with its past practices.

2.11 Contracts and Commitments/Licenses and Permits. The Company has disclosed to Parent each of the following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound:

(a) any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $100,000 or more;

(b) any contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Company, or providing for the purchase or license of any software, content (including textual content and visual or graphics content), technology or intellectual property to (or for the benefit or use of) Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(c) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(d) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) any website hosting, website linking, content or data sharing, data feed, information exchange, advertising, distribution, fee sharing, lead or customer referral, commerce, co-branding or similar agreement relating to any aspect or element of the Company Network;

(g) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(h) any agreement that restricts Company from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for Company’s products, services or technologies from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Company IP Rights Agreement (as defined in Section 3.13);

(j) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreement under the Company Plan;

(k) any contract with or commitment to any labor union; and

(l) any Governmental Permit (as defined in Section 2.14.3).

2.12 No Default; No Restrictions. (a) Company is not, nor to the Company’s or the Principal Shareholders’ knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Agreement, or (ii) to Company’s or the Principal Shareholders’ knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a refund, rebate, chargeback or penalty under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. Each Company Material Agreement is valid, binding and in full force and effect. Company has not received any notice or other communication regarding any actual or possible violation or breach of or default under, any Company Material Agreement. Company has no material liability for renegotiation of government contracts or subcontracts, if any.

(b) Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, purports to restrict or prohibit, Company or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Company may address in operating its business; or restricting the prices which Company may charge for its products or technology or services), or includes any grants by Company of exclusive rights or licenses.

2.13 Intellectual Property.

2.13.1 Company (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of all Intellectual Property (as defined below) used in the conduct of the Company Business (as defined below) (such Intellectual Property being hereinafter collectively referred to as the "Company IP Rights"). Such Company IP Rights are sufficient for such conduct of the Company Business. As used herein, the term "Company Business" means the business of Company as presently conducted and proposed to be conducted. As used herein, the term "Intellectual Property" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records. As used in this Section 2.13, "Company-Owned IP Rights" means Company IP Rights which are owned or exclusively licensed to Company; and "Company-Licensed IP Rights" means Company IP Rights which are not Company-Owned IP Rights.

2.13.2 Neither the execution, delivery and performance of this Agreement, the Articles of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party (collectively, the "Company IP Rights Agreements"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

2.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or threatened, claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to the best knowledge of Company, is there any legitimate basis for any such claim, nor has Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Company, is there any legitimate basis for any such assertion.

2.13.4 No current or former employee, consultant or independent contractor of Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

2.13.5 Company has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all Company’s interests and proprietary rights in Company IP Rights. All officers, employees and consultants of Company having access to proprietary information of Company, its customers or business partners and inventions owned by Company, have executed and delivered to Company an agreement regarding the protection of such proprietary information and the assignment of any of such officer’s, employee’s or consultant’s inventions to Company (in the case of proprietary information of Company’s customer and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent’s counsel. Company has secured valid written assignments from all of Company’s consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

2.13.6 The Company has disclosed to Parent (i) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority, including Internet domain name registries; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, and copyrights held by Company are valid, enforceable and subsisting.

2.13.7 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses. Company’s right, license and interest in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses.

2.13.8 The Company has disclosed to Parent (i) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person or entity is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property.

2.13.9 Neither Company nor any other party acting on behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any other party acting on Company’s behalf to any party of any Company Source Code. The Company has disclosed to Parent each contract, agreement and instrument (whether written or oral) pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.13.9, "Company Source Code" means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or any other product marketed or currently proposed to be marketed by Company.

2.13.10 To Company’s and the Principal Shareholders’ knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company. Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

2.13.11 All software developed by Company and licensed by Company to customers and all services provided by or through Company to customers on or prior to the Closing Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Company has no material liability (and, to Company’s and the Principal Shareholders’ knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

2.14 Compliance with Laws.

3.14.1 Company has materially complied, and is now and at the Closing Date will be in material compliance with, all applicable federal, state or local laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees, and to Company’s and the Principal Shareholders’ knowledge, all foreign laws, ordinances, regulations and rules, applicable to it or to its assets, properties, and business (and any regulations promulgated thereunder) (collectively, "Applicable Law"). Company holds all valid material licenses and other governmental permits that are necessary and/or legally required to be held by it to conduct its business as presently conducted.

2.14.2 All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

2.14.3 Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Company to conduct its present business without any violation of Applicable Law ("Governmental Permits") and all such Governmental Permits are in full force and effect. Company has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

2.14.4 Neither Company nor any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

2.15 Certain Transactions and Agreements. None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Parent. None of the officers, directors, shareholders or employees of Company nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of Company, except for the rights of a shareholder.

2.16 Employees, ERISA and Other Compliance.

2.16.1 Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all employees, officers and consultants of Company and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to Company Disclosure Letter. Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

2.16.2 Company (a) is not now, nor has ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization and (d) does not have any current labor disputes. Company has good labor relations, and neither Company nor the Principal Shareholders has knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of Company’s key employees intends to leave their employ. All of the employees of Company are legally permitted to be employed by Company in the United States in their current job capacities.

2.16.3 Company has no pension plan, which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of Company is subject to Title IV of ERISA.

2.16.4 The Company has disclosed to Parent each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company and covers any employee or former employee of Company. Such contracts, plans and arrangements as are described in this Section 2.16.4 are hereinafter collectively referred to as "Company Benefit Arrangements."

(b) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement and, each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) have been delivered to Parent and its counsel). No Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) Company has delivered to Parent or its counsel a complete and correct copy and description of each Company Benefit Arrangement.

(d) Company has timely filed and delivered to Parent and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

(e) To the knowledge of Company and the Principal Shareholders, Company has not ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

(f) All contributions due from Company with respect to any of Company Benefit Arrangements have been made or have been accrued on Company’s financial statements (including the Company Financial Statements), and no further contributions will be due or will have accrued thereunder as of the Closing Date.

(g) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(h) Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

2.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 1999.

2.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Company, or in a Material Adverse Effect on Parent after the Effective Time.

2.16.7 The Company is not a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

2.17 Corporate Documents. Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other Exhibit or Schedule called for by this Agreement which have been requested by Parent, including the following: (a) copies of Company’s Articles of Organization and Bylaws as currently in effect; (b) Company’s minute book containing all records of all proceedings, consents, actions, and meetings of Company Shareholders, board of directors and any committees thereof; (c) Company’s stock ledger, option ledger, and warrant ledger and journal reflecting all stock issuances and transfers, and all grants of options and warrants to purchase Company capital stock and other Company securities; (d) all Governmental Permits, and all applications for such Governmental Permits; and (e) all the Company Material Agreements.

2.18 No Brokers. Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Company, any of its employees, officers, directors, shareholders, agents or affiliates.

2.19 Books and Records.

2.19.1 The books, records and accounts of Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

2.19.2 Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, including prevention of any unauthorized acquisition, use or disposition of corporate assets; and (c) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.20 Insurance. Since its organization, Company has maintained, and now maintains, policies of insurance and bonds of the type and in amounts reasonably and customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Company is otherwise in material compliance with the terms of such policies and bonds. Neither the Company nor the Principal Shareholders has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by Company are set forth in Schedule 3.20 to the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

2.21 Environmental Matters.

2.21.1 Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by Company with any current Environmental Law in the future. To Company’s knowledge, no current or prior owner of any property leased or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law. All governmental authorizations currently held by Company pursuant to any Environmental Law (if any) have been disclosed to the Parent.

2.21.2 For purposes of this Section 3.21: (a) "Environmental Law" means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) "Material of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

2.22 No Existing Discussions. Neither Company nor any director, officer, shareholder, employee or agent of Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

2.23 Board Actions. The Board of Directors of Company (a) has unanimously determined that the Merger is in the best interests of the Company Shareholders and is on terms that are fair to such Company Shareholders, and has recommended the Merger to the Company Shareholders, and (b) has submitted the Merger, this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that Company Shareholders’ approval is required thereof under Applicable Law and Company’s Articles of Organization and Bylaws, to the vote and approval of Company Shareholders in accordance with Applicable Law.

2.24 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock and Company Preferred Stock that are issued and outstanding on the Record Date (as defined below), voting as a single class, is the only vote of the holders of any of the Company Shareholders necessary to approve this Agreement, the Merger, the Articles of Merger, the Company Ancillary Agreements and the other transactions contemplated by this Agreement and the Company Ancillary Agreements. As used in this Section, the term "Record Date" means the record date for determining those Company Shareholders who are entitled to vote at the Company Shareholders’ meeting to approve the Merger under applicable law and Company’s Articles of Organization or Bylaws.

2.25 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered by Company to Parent under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 3

PRE CLOSING COVENANTS OF COMPANY

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, Company covenants and agrees with Parent as follows:

3.1 Advice of Changes. Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

3.2 Maintenance of Business. Company will carry on and preserve its business and its relationships with customers, advertisers, publishers, subscribers, suppliers, employees and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with past practices. If Company becomes aware of a material deterioration in the relationship with any key customer, business partner, key advertiser, key supplier or key employee, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert reasonable commercial efforts to promptly restore the relationship.

3.3 Conduct of Business. Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and Company will not, without the prior written consent of Parent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person other than in the ordinary course of business consistent with past practice or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

(b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company’s business consistent with Company’s past practices;

(c) make any capital expenditures or commitments for additions to any capital assets;

(d) make any change in the lines of business in which Company is engaged;

(e) enter into any material transaction or agreement or take any other action not in the ordinary course of Company’s business consistent with Company’s past practices;

(f) grant any Encumbrance on any of its assets;

(g) sell, transfer or dispose of any of its assets except for sales, transfers or dispositions of immaterial assets in the ordinary course of Company’s business consistent with Company’s past practices;

(h) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

(i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to arrangements disclosed in writing to Parent prior to the Agreement Date or disclosed in writing subsequent to the Agreement Date and approved in writing by Parent), amend or enter into any employment, consulting agreement or severance agreement with any such person or adopt, amend or terminate any Company Benefit Arrangement;

(j) change any of its accounting methods or any pricing, marketing, purchasing, investment, financial reporting, inventory, credit allowance or tax practice or policy or any method of calculating bad debt contingency or other reserve for accounting, financial reporting or tax purposes or make any material tax election or settle or compromise any material income tax liability with any Governmental Authority;

(k) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any shareholder or security holder of Company or make any other cash payment to any shareholder or security holder of Company that is unusual, extraordinary, or not made in the ordinary course of Company’s business consistent with its past practices or adopt any plan for partial or complete liquidation or any resolutions providing for such a plan or a dissolution;

(l) amend or terminate any contract, agreement or license to which Company is a party except those amended or terminated in the ordinary course of Company’s business, consistent with its past practices, and which are not material in amount or effect;

(m) waive or release any material right or claim except in the ordinary course of Company’s business consistent with its past practices;

(n) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities nor issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(o) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(p) merge, consolidate or reorganize with, or acquire any substantial portion of the equity or assets of, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Parent or Sub) or enter into any negotiations, discussions or agreement for such purpose;

(q) amend its Articles of Organization or Bylaws;

(r) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party;

(s) grant any exclusive advertising, sponsorship or other rights with respect to the Company Network;

(t) materially change any insurance coverage;

(u) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

(v) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Company or (ii) the vesting or release of any shares of capital stock or other securities of Company from any repurchase options or rights of refusal held by Company or any other party or any other restrictions; or

(w) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(v).

3.4 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

3.5 Necessary Consents. Company will use all commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company’s business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company is a party or is bound or by which any of its assets is bound.

3.6 Litigation. Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such.

3.7 No Other Negotiations. Company will not, and Company will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of Company or any attorney, investment banker or other person on Company’s or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. Company will promptly notify Parent orally and in writing of any inquiries or proposals received by Company or its directors, officers, shareholders, employees or agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section by any officer, director or employee of Company or any attorney, investment banker, director or other representative of Company shall be deemed a breach of this Section by Company. As used herein, the term "Alternative Transaction" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

3.8 Access to Information. Company will allow Parent and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company, including any and all information relating to Company’s taxes, commitments, contracts, leases, licenses, financial condition and real, personal and intangible property, subject to the terms of the Mutual Nondisclosure Agreement between Company and Parent dated as of * (the "Nondisclosure Agreement"). Company will cause its accountants to cooperate with Parent and Parent’s agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

3.9 Satisfaction of Conditions Precedent. Company will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10, and Company will use all commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

ARTICLE 4

ADDITIONAL COVENANTS OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

4.1 Voting of Shares. Each Principal Shareholder covenants and agrees to vote his shares of Company Stock (a) in favor of the Merger pursuant to this Agreement and any transaction that is reasonably necessary or appropriate to implement the Merger.

ARTICLE 5

CLOSING MATTERS

5.1 The Closing. The closing of the transactions to consummate the Merger (the "Closing") will take place at the offices of Company at 2:00 p.m., EasternTime on the first business day after all of the conditions to Closing have been satisfied and/or waived in accordance with this Agreement, or on such other day or time as Parent and Company may mutually agree (the "Closing Date"). Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Articles of Merger will be filed with the Secretary of the Commonwealth of Massachusetts.

5.2 Exchange.

5.2.1 At the Effective Time, outstanding shares of Company Common Stock will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Parent the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.1.2. As soon as reasonably practicable after the Effective Time, Parent shall make available certificates representing Parent Common Stock to be issued in exchange for outstanding shares of Company Common Stock. Upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.1.2, (a "Company Certificate") for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent (the "Affidavit") to Parent, Parent or its transfer agent will issue to each tendering holder of a Company Certificate or an Affidavit (a "Tendering Company Holder"), certificates for the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.1.2.

5.2.2 No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to the holder of any unsurrendered Company Certificate unless and until the holder of such unsurrendered Company Certificate surrenders such Company Certificate or an Affidavit to Parent as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate or Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

5.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be canceled and exchanged as provided in this Section.

5.2.4 Until Company Certificates or an Affidavit representing shares of Company Common Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 5.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Parent Common Stock into which such shares of Company Common Stock will have been converted pursuant to Section 1.1.2.

5.3 Appraisal Rights. If holders of Company Common Stock are entitled to appraisal rights pursuant to Massachusetts Law in connection with the Merger, any shares held by Company Shareholders who exercise and perfect such appraisal rights ("Dissenting Shares") shall not be converted into a right to receive cash and Parent Common Stock, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Massachusetts Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for appraisal of Company Common Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time of the Merger or ten business days from the occurrence of such event, issue and deliver, upon surrender by such shareholder of its Company Certificate or Certificates, the cash and shares of Parent Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such shareholder would have been entitled to under Section 1.1.2 of this Agreement.

5.4 Obligation of Parent to Close. The obligations of Parent to consummate the Merger is subject to the fulfillment or satisfaction on, and as of the Closing, of delivery of audited financial statements by Company to Parent pursuant to Section 2.8 of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Governing Law. The internal laws of the Commonwealth of Massachusetts, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the Commonwealth of Massachusetts.

6.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

6.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Parent and Company agree that the indemnification and arbitration provisions set forth in Article 12 shall be each such person’s sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties’ respective rights to seek specific performance or other injunctive relief, or damages in connection with a claim of fraudulent conduct or fraudulent misrepresentation. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

6.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors in the case of the Company, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

6.7 Expenses. Parent will bear its legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement.

6.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

6.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Parent or Sub:

Datameg Corporation

2150 South 1300 East, Suite 500

Salt Lake City, UT 84107

Attention: President

If to Company:

COMPUTER CTR.COM, INC.

2053 Washington Street

Hanover, MA 01453

with a copy to: President

If to a Company Shareholder: At the most recent address of such Company Shareholder reflected in the stock records maintained by the Company.

6.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

6.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

6.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that Section 11 is intended to benefit the Indemnified Parties.

6.14 Public Announcement. Upon execution of this Agreement, Parent and Company will issue a press release approved by both parties announcing the Merger. Parent may at any time issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, employees, shareholders and agents. Neither Parent nor Company will make any disclosures regarding this Agreement or the Merger that would jeopardize Parent’s ability to timely and lawfully issue the shares of Parent Common Stock in the Merger pursuant to the exemptions from registration contained in Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

6.15 Confidentiality. Company and Parent each confirm that they have entered into the Nondisclosure Agreement and that they are each bound by, and will abide by, the provisions of such Nondisclosure Agreement. If this Agreement is terminated, the Nondisclosure Agreement shall remain in full force and effect and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Nondisclosure Agreement.

6.16 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

6.17 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DATAMEG CORPORATION

By: ___________/s/_______________

Name: James Murphy

Title: President and CEO

COMPUTER CTR.COM, INC.

By: __________/s/________________

Name: John O’Connell

Title: President

C.COM ACQUISITION CORP.

By: _________/s/__________________

Name: James Murphy

PRINCIPAL SHAREHOLDERS

____________/s/__________________

John O’Connell

___________/s/___________________

John Dexter